EXHIBIT 10.1
LICENSE AGREEMENT
     This License Agreement (this “Agreement”), executed as of October 20, 2006 (the “Effective Date”), between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation, through its wholly-owned subsidiary SD Pharmaceuticals, Inc., Delaware corporation (“ADVENTRX”), and Theragenex, LLC., a North Carolina limited liability company (“THERAGENEX”). ADVENTRX and THERAGENEX may be referred to individually by name as a “Party” or collectively as the “Parties.”
BACKGROUND
A.	ADVENTRX holds certain patent rights, as described in more detail below, that may be useful in the prevention, treatment and/or mitigation of virus-mediated diseases, including but not limited to common cold, influenza and herpes; and

B.	WHEREAS, THERAGENEX desires to acquire an exclusive license under such patent rights, all on the terms and conditions as set forth herein below.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below, ADVENTRX and THERAGENEX hereby agree as follows:
Article 1. DEFINITIONS.
     For purposes of this Agreement, the following definitions shall be applicable:
     1.1 “Active Ingredient” means any chemical or biological entity that is a Cationic Polymer, Cationic Surfactant, and/or a Multivalent Metal Component, whether or not such chemical or biological entity is labeled as an active ingredient in a given Licensed Product.
          (a) “Cationic Polymer” means any positively charged, pharmacologically acceptable molecule formed of repeating units (including homopolymers, co-polymers, and heteropolymers), which may be linear, branched or crosslinked.
          (b) “Cationic Surfactant” means any positively charged compound capable of lowering surface tension of a liquid.
          (c) “Multivalent Metal Component” means any compound or composition that may release a multivalent metal cation.
     1.2 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) of an entity means possession, direct or indirect, of (i) the power to direct or cause direction of the management and policies of such entity (whether through ownership of securities or other ownership interests, by partnership, contract or otherwise), or (ii) more than

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fifty percent (50)% of the voting securities (whether directly or beneficially) or other comparable equity interests of such entity.
     1.3 “ADVENTRX Patent Rights” means: (i) the patents and patent applications identified on Exhibit A; and (ii) any continuation, continuation-in-part (but only to the extent such continuation-in-part covers the subject matter of the patents and patent applications identified on Exhibit A and does not cover any new subject matter), division, substitution, and patent of addition of the patents and patent applications listed in part (i) above, together with all registrations, reexaminations, extensions (including extensions under the United States Patent Term Restoration Act) or reissues thereof.
     1.4 “Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in New York, New York.
     1.5 “Calendar Quarter” means each of the four (4) three (3)-month periods beginning on January 1st, April 1st, July 1st and October 1st, respectively.
     1.6 “Control” means, with respect to particular Technology or a particular Patent, possession by ADVENTRX of the ability, whether arising by ownership, license, or otherwise, to disclose and deliver the particular Technology to THERAGENEX, and to grant and authorize under such Technology or Patent the right or license, as applicable, of the scope granted to THERAGENEX in this Agreement without, in the case of licensed Technology or Patents, violating the terms of any written agreement between ADVENTRX and the owner or licensor thereof. “Controlled” and “Controlling” shall have their correlative meanings.
     1.7 “Cover” means, with respect to any subject matter, the development, manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would, but for the rights or licenses granted under this Agreement, infringe a Valid Claim of the ADVENTRX Patent Rights. As used in this Section 1.7, “infringe” shall include contributorily infringing or inducing the infringement of such Valid Claim. For clarity with respect to a Valid Claim within a patent application, “Cover” includes infringing a Valid Claim in such patent application assuming such application were an issued patent. “Covered” or “Covering” shall have their correlative meanings.
     1.8 “FDA” means the United States Food and Drug Administration and any successor agency thereto.
     1.9 “FDCA” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
     1.10 “Field” means any and all fields.
     1.11 “Homeopathic Pharmacopoeia” means the Homeopathic Pharmacopoeia of the United States (HPUS) as published by the Homeopathic Pharmacopoeia of the United States (HPCUS) and any successor agency thereto, and that is approved under the FDCA.

     1.12 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any multi-national, national, state, county, city or other political subdivision.
     1.13 “Launch” means, with respect to a Licensed Product, the first shipment of such Licensed Product for commercial sale anywhere in the Territory by THERAGENEX, its Affiliates or Sublicensees to an unaffiliated Third Party.
     1.14 “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments and/or ordinances of any applicable Governmental Authority.
     1.15 “Licensed Product” means any product which is Covered by the ADVENTRX Patent Rights. One Licensed Product shall be deemed different from another Licensed Product, even if they have substantially the same composition, if they differ in (a) the medical or disease condition(s) for which they are labeled or (b) consumer accessibility. For purposes of clarification, Licensed Products shall be deemed to differ in consumer accessibility if such Licensed Products differ in any one or more of the following methods of accessibility by consumers (in which case each such difference shall constitute a separate Licensed Product): (x) by the consumer directly (“off the shelf” or “over the counter”), (y) with the assistance of personnel at the location at which such product is purchased (“behind the counter”) or (z) by prescription.
     1.16 “Marketing Approval” means with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the marketing of such Licensed Product in such jurisdiction (e.g., approval in the United States by the FDA of a NDA for a Licensed Product or satisfaction of the applicable conditions and requirements to market a Licensed Product under an OTC Monograph or under the Homeopathic Pharmacopoeia).
     1.17 “NDA” means a New Drug Application, as more fully defined in 21 C.F.R. §314.50 et. seq.
     1.18 “Net Sales” means, with respect to each Licensed Product, the gross amount invoiced for sales of THERAGENEX, its Affiliates and Sublicensees (each, a “Selling Party”) of such Licensed Product to an unaffiliated Third Party, less (i) actual bad debts related to such Licensed Product and (ii) credits for sales returns and allowances actually paid, granted or accrued, (iii) normal and customary trade, quantity and cash discounts and any other adjustments actually allowed and taken with respect to such invoiced amounts, including granted on account of price adjustments, billing errors, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, (iv) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales in each case invoiced as a specific line item in an invoice (to the extent such taxes are actually incurred by the Selling Party, and are not reimbursable, refundable or creditable to the Selling Party) and (v) freight and insurance levied on the invoiced amount in each case invoiced as a specific line item in an invoice (to the extent that the Selling Party actually incurs the cost of freight and insurance for a Licensed Product and are not reimbursable, refundable or creditable to the Selling Party), in each case as determined from books and records of the Selling

Party maintained in accordance with generally acceptable accounting principles in the United States, consistently applied.
     1.19 “OTC Monograph” means an over-the counter drug monograph, as more fully described in 21 C.F.R. §330 et. seq.
     1.20 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including without limitation inventor’s certificates, utility model, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including without limitation any continuation, divisional, substitution, additions, continuations-in-part, provisional and converted provisional applications.
     1.21 “Regulatory Authority” means any Governmental Authority with authority over the discovery, development, commercialization or other use or exploitation (including the granting of Marketing Approvals) of Licensed Products in any jurisdiction, including the FDA, the European Medicines Evaluation Agency, and the Ministry of Health, Labor and Welfare in Japan.
     1.22 “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including Investigational New Drug Applications and NDAs and their equivalents in jurisdictions other than the United States, and authorizations, approvals or clearances arising from the foregoing, including Marketing Approvals, and all correspondence with the FDA or other relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the FDA or other Regulatory Authority, in each case with respect to Licensed Products.
     1.23 “Royalty Term” means, on a Licensed Product-by-Licensed Product basis, the period commencing on the date of the first commercial sale of such Licensed Product by THERAGENEX, its Affiliates, or Sublicensees and ending on the later of (i) latest date on which such Licensed Product is Covered by a Valid Claim or (ii) twenty (20) years from the date of the first commercial sale of such Licensed Product by THERAGENEX, its Affiliates, or Sublicensees.
     1.24 “Sublicensee” means any Third Party to whom THERAGENEX has granted the right, directly or indirectly, to (i) make and sell any Licensed Product or (ii) sell any Licensed Product.
     1.25 “Technology” means technical information and materials comprising (i) ideas, discoveries, inventions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection), improvements or trade secrets, (ii) research and development data, such as preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data, statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data, (iii) practices, methods, techniques, specifications, formulations, formulae, knowledge, (iv) techniques, processes, manufacturing information, (iv) research materials, reagents and compositions of matter, including biological material and (v) compositions of matter. Technology shall not include any Patent rights with respect thereto.
     1.26 “Term” means the period commencing on the Effective Date and, unless earlier terminated as herein provided, ending on the last to expire Royalty Term.
     1.27 “Territory” means the United States of America (including its territories and possessions).
     1.28 “Third Party” means any entity other than ADVENTRX, THERAGENEX or their respective Affiliates.
     1.29 “Valid Claim” means a claim of any issued, unexpired patent or a claim of a pending patent application within the ADVENTRX Patent Rights which has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a Governmental Authority of competent jurisdiction in a decision from which no appeal can be taken or is otherwise not taken.
Article 2. LICENSE GRANT.
     2.1 Exclusive Licenses. Subject to the terms and conditions of this Agreement, ADVENTRX hereby grants to THERAGENEX an exclusive license under the ADVENTRX Patent Rights to develop, make, have made, use, sell, offer for sale, and import Licensed Products in the Field in the Territory (the “License”). THERAGENEX shall have the right to exercise such License through its Affiliates solely for as long as such entity remains an Affiliate of THERAGENEX, and THERAGENEX shall remain responsible for the compliance of such Affiliate with the applicable terms of this Agreement.
     2.2 Sublicenses.
          (a) The License includes the right to sublicense (a “Sublicense”) within the scope thereof; provided however that: (i) each sublicense agreement shall be subject to the prior written approval of ADVENTRX, such approval not to be unreasonably withheld, (ii) each sublicense shall include all of the applicable terms and conditions from this Agreement; and (iii) THERAGENEX shall promptly provide ADVENTRX a copy of the final executed version of each such sublicense agreement, redacted for information not pertinent to this Agreement.
          (b) THERAGENEX shall be responsible for the failure by its Sublicensees to comply with, and THERAGENEX guarantees the compliance by each of its Sublicensees with, all relevant restrictions, limitations and obligations in this Agreement.
          (c) In the event of a material default by any Sublicensee under a sublicense agreement, THERAGENEX shall take such action that in THERAGENEX’s reasonable business judgment is required to remedy such default.
          (d) If this Agreement is terminated pursuant to Section 9.2, all Sublicenses shall survive such termination to the extent provided in such Sublicenses; provided that such Sublicensees agree, in writing with ADVENTRX, to the same obligations of THERAGENEX hereunder, including without limitation to the diligence obligations described in Section 3.2 and the milestone and royalty payments described in Article 4.
     2.3 No Further Rights. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Technology, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.
     2.4 Exclusivity of Efforts. Except for the conduct of activities directed toward the development and commercialization of Licensed Products in accordance with this Agreement, during the Term and for twelve (12) months thereafter THERAGENEX agrees on its behalf and on behalf of its Affiliates (i) not to conduct, participate in or sponsor, directly or indirectly, inside or outside of the Territory, any activities directed toward the development or commercialization of any product containing an Active Ingredient, for an indication or market segment for which THERAGENEX has already Launched a Licensed Product hereunder (collectively, such activities “Competing Activities”) or (ii) appoint, license or otherwise authorize any Third Party, whether pursuant to such license, appointment, or authorization or otherwise to perform any Competing Activities.
Article 3. THERAGENEX RESPONSIBILITIES AND DILIGENCE.
     3.1 Responsibilities. Subject to Section 3.2, THERAGENEX shall fund, take the lead and be solely responsible for conducting the development of Licensed Products, including clinical trials, as may be reasonably necessary to expeditiously obtain Marketing Approvals for Licensed Products for applications in the Field throughout the Territory. Further, THERAGENEX shall fund, take the lead and be solely responsible for commercialization of Licensed Products in the Field throughout the Territory. Without limiting the foregoing, THERAGENEX agrees to launch Licensed Products in the Field in the Territory as soon as reasonably practicable, and thereafter to use commercially reasonable efforts to market, promote and sell such Licensed Products for multiple market segments and indications in the Field in the Territory so as to maximize Net Sales with respect thereto. It is understood and agreed that all development and commercialization efforts for the Licensed Products in the Field in the Territory shall be at the sole expense of THERAGENEX.
     3.2 Diligence Milestones. THERAGENEX shall meet each of the following minimum development and commercialization milestones (each, a “Diligence Milestone”):
          (a) Launch a Licensed Product on or before December 31, 2007.
          (b) Launch a second Licensed Product on or before December 31, 2008.
If THERAGENEX fails to meet either of the Diligence Milestones set forth above within the applicable time period, as such time period may be extended pursuant to Section 3.2(c), such failure shall be deemed a material breach of this Agreement and, accordingly, ADVENTRX may terminate this Agreement pursuant to Section 9.2(a).
          (c) In the event that THERAGENEX is not able to achieve a Diligence Milestone by the milestone achievement date set forth above, it shall promptly inform ADVENTRX, and provided that THERAGENEX has been and continues at all times working diligently toward the achievement of such Diligence Milestone, THERAGENEX shall be entitled to require ADVENTRX to extend the milestone achievement date by one additional six (6) month period for each Diligence Milestone. In this event, for each milestone achievement date so extended, THERAGENEX shall pay to ADVENTRX within fifteen (15) days of the original milestone achievement date a payment in the amount of Five Hundred Thousand Dollars ($500,000).
     3.3 Conference Call Updates; Reports.
          (a) THERAGENEX shall make reasonably available during normal business hours, on a quarterly basis, its representatives responsible for the development and commercialization of Licensed Products for conference calls with ADVENTRX’s representatives, during which THERAGENEX shall describe, in reasonable detail, the progress made in the development and commercialization of Licensed Products. In addition, THERAGENEX shall provide a written report to ADVENTRX in reasonable detail on an annual basis regarding the development, commercialization and other activities taken since the last such report and plans for the Licensed Products for the upcoming twelve (12) months (each such report, an “Update Report”). The Update Reports shall be deemed THERAGENEX Confidential Information provided it is marked “CONFIDENTIAL” or marked with another similar legend.
          (b) If within twenty (20) Business Days after receipt of an Update Report ADVENTRX would like to request a meeting with representatives of THERAGENEX to discuss such report, then ADVENTRX may notify THERAGENEX of such request, and the Parties shall meet at the offices of ADVENTRX, or such other mutually agreed upon location, within thirty (30) days of THERAGENEX’s receipt of such request from ADVENTRX. At such meeting THERAGENEX shall make reasonably available its representatives responsible for the applicable activities and plans in the Update Report for discussion and to answer questions from ADVENTRX’s representatives regarding the Licensed Products. In no event may THERAGENEX be required to attend more than one (1) such meeting for any Update Report.
Article 4. PAYMENTS AND ROYALTIES.
     4.1 Upfront Payment. In partial consideration of the License and other rights granted hereunder, THERAGENEX shall make a non-creditable, non-refundable upfront payment to ADVENTRX of One Million Dollars ($1,000,000). The first half payment of $500,000 is due 70 days after closing of the agreement (December 31, 2006), the second half payment is due 6 months thereafter (June 30 2007).

     4.2 Milestone Payments. In further consideration of the License and other rights granted hereunder, THERAGENEX shall make a non-creditable, non-refundable milestone payment of One Million Dollars ($1,000,000) to ADVENTRX upon the Launch of each Licensed Product within forty-five (45) days after such Launch.
     4.3 Royalty Payments.
     (a) In addition to the payments under Sections 4.1 and 4.2, THERAGENEX shall pay to ADVENTRX each Calendar Quarter, in consideration of the License and other rights granted herein, the following royalty payments on the aggregate Net Sales of Licensed Products made during such Calendar Quarter (the “Royalty Payments”):

Quarterly Net Sales	Royalty on Net Sales
That portion of aggregate Net Sales of all Licensed Products up to and including Two Million Five Hundred Thousand Dollars ($2,500,000)	15%

That portion of aggregate Net Sales of all Licensed Products in excess of Two Million Five Hundred Thousand Dollars ($2,500,000)and up to and including Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000)	18%

That portion of aggregate Net Sales of all Licensed Product in excess of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000)	20%
     For purposes of the foregoing, “aggregate Net Sales” of all Licensed Products shall mean the aggregate Net Sales of all types and formulations of Licensed Products made within the particular Calendar Quarter. In the event THERAGENEX and ADVENTRX determine that Patent rights or Technology of a Third Party is necessary to make or sell a Licensed Product in the Territory, the Parties will discuss a reduction in the royalty rates set forth above, if any.
          (b) The Royalty Payments for a Licensed Product shall continue until the expiration of the Royalty Term, and thereafter the License shall become, royalty-free, non-exclusive and perpetual for such Licensed Product.
Article 5. ACCOUNTING AND PROCEDURES FOR PAYMENT.
     5.1 Inter-Company Sales. Sales between or among THERAGENEX, its Affiliates or Sublicensees shall not be subject to Royalty Payments; Royalty Payments shall only be calculated upon Net Sales to an unaffiliated Third Party. THERAGENEX shall be responsible for payments on Net Sales by its Affiliates and Sublicensees.

     5.2 Currency. All Royalty Payments shall be computed and paid in United States dollars. For the purposes of determining the amount of Royalty Payments due for the relevant Calendar Quarter, the amount of Net Sales in any foreign currency shall be converted into United States dollars at the spot rate of exchange published by The Board of Governors of the Federal Reserve System in Statistical Release H.10 (http://www.federalreserve.gov/releases/H10) for the date that is five (5) Business Days before the date payment is due.
     5.3 Royalty Payments. Royalty Payments by THERAGENEX are due and payable by the 45th day after the end of each Calendar Quarter, and each payment shall be accompanied by a report identifying in the aggregate and on a Licensed Product-by-Licensed Product basis: (i) total gross amount invoiced for sales of Licensed Products by THERAGENEX and its Affiliates and Sublicensees; (ii) amounts deducted by category (e.g., normal and customary trade, quantity and cash discounts actually allowed and taken with respect to such invoiced amounts) from gross amounts invoiced to calculate Net Sales; (iii) Net Sales and (iv) royalties payable. Said reports shall be deemed THERAGENEX Confidential Information.
     5.4 Method of Payments. All payments hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer, or any other means of electronic funds transfer, at THERAGENEX’S election, to such bank accounts as ADVENTRX shall designate in writing at least five (5) Business Days before the payment is due. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the thirty (30) day U.S. Dollar LIBOR rate effective for the date that payment was due, as published by The Wall Street Journal, Eastern U.S. Edition, on the date such payment was due, plus two percent (2%).
     5.5 Inspection of Records. THERAGENEX shall, and shall cause its Affiliates and Sublicensees to, keep full and accurate books and records setting forth gross amounts invoiced for each Licensed Product, Net Sales of each Licensed Product, itemized deductions from gross amounts invoiced to calculate Net Sales and amounts payable hereunder to ADVENTRX for each such Licensed Product. THERAGENEX shall permit ADVENTRX, by independent certified public accountants retained by ADVENTRX and reasonably acceptable to THERAGENEX, to examine such books and records at THERAGENEX at any reasonable time upon prior written request, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to Section 5.3. The foregoing right of review may be exercised only once during each twelve (12) month period; provided, however, that if a review uncovers an underpayment by THERAGENEX of Royalty Payments of more than five percent (5%) such review shall not count as an exercise of such right of review. Such accountants may be required by THERAGENEX to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to ADVENTRX any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties other than in the case of clear error. ADVENTRX shall bear the cost of any such review; provided that if the review shows an underpayment of Royalty Payments of more than five percent (5%) of the amount due for the applicable period, then THERAGENEX shall promptly reimburse ADVENTRX for all costs incurred in connection with such review. THERAGENEX shall promptly pay to ADVENTRX the amount of any underpayment of Royalty Payments revealed by a review. ADVENTRX’s review rights under this Section 5.5 shall survive for a period of three (3) years after any termination or expiration of this Agreement.
     5.6 No Withholding Taxes. Unless reimbursable to ADVENTRX as a reduction in U.S. tax liability, all payments required to be made pursuant to this Agreement shall be without deduction or withholding for or on account of any taxes or similar governmental charge. Such taxes are referred to herein as “Withholding Taxes” and such Withholding Taxes shall be the sole responsibility of THERAGENEX. THERAGENEX shall provide a certificate evidencing payment of any Withholding Taxes under this Agreement. It is understood and agreed that all payment obligations rest solely on THERAGENEX, a North Carolina limited liability company, and that all payments due under this Agreement shall be made by THERAGENEX, a North Carolina limited liability company to ADVENTRX, a Delaware corporation. As a result, the Parties anticipate that no Withholding Taxes will be assessed against THERAGENEX on ADVENTRX’s behalf.
Article 6. PATENTS AND INFRINGEMENT.
     6.1 Prosecution and Maintenance. As between the Parties, ADVENTRX shall have the right to control the Prosecution and Maintenance of the ADVENTRX Patent Rights using counsel of its choice, such counsel to be reasonably acceptable to THERAGENEX, and THERAGENEX agrees to reimburse ADVENTRX for its out-of-pocket expenses in connection with such activities as they are incurred, not to exceed ten thousand dollars ($10,000) per calendar quarter. ADVENTRX agrees to: (i) keep THERAGENEX reasonably informed with respect to such activities by providing THERAGENEX with an opportunity to review and comment reasonably before the filing of all Prosecution and Maintenance documents (but in no event less than ten (10) days before such filing) and ADVENTRX shall incorporate all such reasonable comments to the extent that they are compatible with the development of Licensed Products hereunder; and (ii) consult in good faith with THERAGENEX regarding such matters, including the abandonment of any claim thereof covering a Licensed Product. Following the filing or mailing thereof, ADVENTRX shall provide THERAGENEX with a copy of each patent application within the ADVENTRX Patent Rights filed or mailed after the Effective Date, together with notice of its filing date and serial number, and a copy of such other patent prosecution document or any correspondence related to patent prosecution, as filed or sent, as applicable. If ADVENTRX determines to abandon any patent or patent application within the ADVENTRX Patent Rights, then ADVENTRX shall provide THERAGENEX with notice of such determination at least sixty (60) days prior to the date such abandonment would become effective. In such event, THERAGENEX shall have the right, at its option, to assume control of the Prosecution and Maintenance of such patent or patent application at its own expense in ADVENTRX’s name. For purposes of this Section 6.1, “Prosecution and Maintenance” means the preparing and filing of documents pertaining to the prosecution and maintenance of a patent or patent application, as well as filing for re-examinations, reissues, requests for patent term extensions and the like, together with the conduct of interferences, the defense of oppositions and other similar proceedings; and “Prosecute and Maintain” has the correlative meaning.
     6.2 Enforcement.

          (a) Notice. Subject to the provisions of this Section 6.2, in the event that either Party reasonably believes that any ADVENTRX Patent Right is being infringed or may be subject to a declaratory judgment action as a result of the development, manufacture, use, sale, offer for sale or importation of a product in the Territory (an “Infringing Product”), such Party shall promptly notify the other Party in writing and shall provide the other Party with any evidence available pertaining thereto. In such event, THERAGENEX shall have the initial right (but not the obligation) to enforce such ADVENTRX Patent Right with respect to such infringement, or to defend any declaratory judgment action with respect thereto (an “Enforcement Action”), at THERAGENEX’s expense. At ADVENTRX’s request, THERAGENEX shall allow ADVENTRX to actively participate at its expense in the planning and conduct of any such action, and THERAGENEX shall not, without the express prior written consent of ADVENTRX, (i) make any substantive decision regarding strategy related to such action or (ii) settle such action.
          (b) Commencing Enforcement Actions. In the event that THERAGENEX fails to commence an Enforcement Action to enforce such ADVENTRX Patent Right against an Infringing Product within sixty (60) days of a request by ADVENTRX to do so, and if ADVENTRX reasonably believes that the infringing activity may have a material adverse effect on the value, validity or enforceability of the ADVENTRX Patent Rights or the financial interests of ADVENTRX hereunder, ADVENTRX may commence an Enforcement Action against such infringement at its own expense.
          (c) Cooperation. The Party commencing or defending any Enforcement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense.
          (d) Recoveries. Any recovery received as a result of any Enforcement Action to enforce ADVENTRX Patent Rights pursuant to this Section 6.2 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed), and the remainder of the recovery shall be shared (to the extent the same represents damages from sales of Infringing Products within the Field in the Territory) seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party.
     6.3 Defense. If the manufacture, sale or use of Licensed Products under this Agreement by THERAGENEX, its Affiliates, Sublicensees, manufacturers, distributors or customers results in any claim, suit or proceeding for patent infringement solely against THEREGENEX and/or its Affiliates, THERAGENEX shall promptly notify ADVENTRX thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, THERAGENEX shall have the first and primary right and responsibility, at its own expense and after consultation with ADVENTRX, to defend and control the defense of any such claim, suit or proceeding by counsel of its own choice, which counsel shall be reasonably acceptable to ADVENTRX. If ADVENTRX, and not THERAGENEX, or ADVENTRX in addition to THERAGENIX, is named as a party to such claim, suit or proceeding, ADVENTRX shall tender its defense to THERAGENEX in writing, and THERAGENEX shall defend ADVENTRX in such claim, suit or proceeding, at THERAGENEX’s own expense and through counsel of its own choice, which counsel shall be reasonably acceptable to ADVENTRX; provided, however, that ADVENTRX may, at its election and expense, actively participate in the planning and conduct of such claim, suit or proceeding and THERAGENEX shall not, without the express prior written consent of ADVENTRX (a) make any substantive decision regarding strategy related to such claim, suit or proceeding or (b) settle such claim, suit or proceeding. In connection with such claim, suit or proceeding, in no event shall either Party enter into any agreement with any Third Party, with respect to the ADVENTRX Patent Rights, that (x) contemplates payment or other action by the other Party (y) has a material adverse effect on the other Party’s business or (z) makes any admission regarding (i) wrongdoing on the part of the other Party, or (ii) the invalidity, unenforceability or absence of infringement of ADVENTRX Patent Rights, in each case without the prior written consent of the other Party. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding (including furnishing a copy of each communication relating to such claim, suit or proceeding). It is understood that the terms of this Section 6.3 shall in no way limit ADVENTRX’s right to receive indemnification under Article 10 below in connection with any Third-Party Claims described in Section 10.1(b).
     6.4 Patent Marking. THERAGENEX shall mark (or cause to be marked) all Licensed Products marketed and sold hereunder with appropriate ADVENTRX Patent Right numbers or indicia to the extent permitted by Law in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Patents.
Article 7. CONFIDENTIALITY.
     7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the Party receiving confidential information (the “Receiving Party”) from the other Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any data, technical information, business information, or other confidential or proprietary information furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Confidential Information that is disclosed in writing shall be marked, or disclosed under cover that is marked, with the legend “CONFIDENTIAL” or another similar legend. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information to the extent that it can be established by written documentation by the Receiving Party that such information or material:
          (a) was already known to or possessed by the Receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party (or any person to whom the Receiving Party made available Confidential Information) in breach of this Agreement;
          (d) was independently developed by the Receiving Party without any reference to Confidential Information as demonstrated by documented evidence prepared contemporaneously with such independent development; or
          (e) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.
     For purposes of the foregoing, information that is specific in nature shall not be deemed to be within such provisions merely because it is embraced by more general information in the public domain or in the possession of the receiving Party.
     7.2 Authorized Use and Disclosure. Each Party may disclose Confidential Information of the other Party as follows: (i) to employees and consultants on a need-to-know basis under appropriate written confidentiality provisions substantially equivalent to those in this Agreement and in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; (ii) to the extent such disclosure is reasonably necessary in filing for, prosecuting or the maintenance of Patents (including applications therefor) in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, Law or the rules of a recognized stock exchange, provided, however, that in each such case if a Party is required to make any such disclosure of the other Party’s Confidential Information it will give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and its directors, officers, employees, and agents on a need-to-know basis, in each case under appropriate written confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties. The Receiving Party shall not use Confidential Information for any purpose other than this Agreement.
     7.3 Prior Confidentiality Agreement. This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties dated June 8, 2006 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 7.
     7.4 Publicity. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors

(including consultants, financial advisors, attorneys and accountants), potential and existing investors, acquirors and partners, licensees, funding sources and similar individuals and entities on a need-to-know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent required by applicable Law, including securities laws and the rules of self-regulatory organizations, including stock exchanges. Notwithstanding the foregoing, the Parties agree upon a joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit B; thereafter, the Parties may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.
     7.5 Use of Name. Other than in connection with a permitted use under Section 7.2 and 7.4, the use of the name of either Party, or any contraction thereof, by the other Party in any manner in connection with this Agreement is expressly prohibited except with prior written consent of the other Party or to the extent required by applicable law, including securities laws and the rules of self-regulatory organizations, including stock exchanges.
     7.6 Survival. The Parties’ obligations under this Article 7 shall survive for a period of five (5) years following any termination or expiration of this Agreement.
Article 8. REPRESENTATIONS AND WARRANTIES.
     8.1 General Representations and Warranties. Each Party represents and warrants to the other that:
          (a) it is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, and has full corporate or similar power and authority to enter into this Agreement and to carry out the provisions hereof;
          (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or similar action;
          (c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law;
          (d) it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to the other Party hereunder; and
          (e) it is not aware of any action, suit or inquiry or investigation instituted by any entity which questions or threatens the validity of this Agreement.

     8.2 ADVENTRX’s Warranties. ADVENTRX represents and warrants that as of the Effective Date:
          (a) ADVENTRX Controls the ADVENTRX Patent Rights described on Exhibit A;
          (b) ADVENTRX has not granted, and will not grant during the Term, rights to any Third Party under the ADVENTRX Patent Rights that conflict with the rights granted to THERAGENEX hereunder;
          (c) ADVENTRX has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the ADVENTRX Patent Rights or ADVENTRX’s rights therein;
          (d) to its knowledge, none of the ADVENTRX Patent Rights are subject to any pending re-examination, opposition, interference or litigation proceedings;
          (e) it is not aware of any infringement of the ADVENTRX Patent Rights by a Third Party;
          (f) it has prosecuted all patent applications within the ADVENTRX Patent Rights in good faith; and
          (g) though it has not conducted any search or investigation, it is not aware of any Third Party patents that present any substantial risk of infringement with respect to the making, use, sale, or importation of Licensed Products.
     8.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 8, ADVENTRX AND THERAGENEX EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Article 9. TERM AND TERMINATION.
     9.1 This Agreement shall be effective as of the Effective Date and shall remain in effect during the Term.
     9.2 This Agreement shall terminate as follows:
          (a) If either THERAGENEX or ADVENTRX materially breaches or materially defaults in the performance or observance of any of the provisions of this Agreement, and such breach or default is not cured within thirty (30) days after the receipt of notice by the other Party specifying such breach or default, the other Party shall have the right to terminate this Agreement forthwith, such termination to be effective upon the expiration of such thirty (30)-day notice period. For the purposes of this Section 9.2(a), a material breach or material default in the performance of any of the provisions of this Agreement shall include a material inaccuracy in any warranty or representation contained herein.
          (b) If either Party admits in writing that it is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such Party or for a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such Party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such Party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, then the other Party may, upon notice to such Party terminate this Agreement, such termination to be effective upon such Party’s receipt of such notice.
          (c) THERAGENEX shall have the right to terminate this Agreement at any time, upon ninety (90) days’ written notice to ADVENTRX if THERAGENEX concludes in good faith, based on technical information learned by it following the Effective Date, that there is no reasonable likelihood of a commercially viable Licensed Product, such termination to be effective upon the expiration of such ninety (90)-day notice period.
          (d) THERAGENEX shall have the right in its sole discretion to terminate this Agreement upon written notice to ADVENTRX prior to December 31, 2006, in the event that its review of the ADVENTRX Patent Rights and any Third Party patents indicates that the making, use, sale, offer for sale, or importation of a Licensed Product would likely infringe valid claims of a Third Party’s patent or published patent application in the Territory.
     9.3 General Effects of Expiration or Termination.
          (a) Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. For the avoidance of doubt, if THERAGENEX terminates this Agreement (whether pursuant to Section 9.2(a) or 9.2 (d)), it shall be required to make the Upfront Payments described in Section 4.1.
          (b) Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.
          (c) General Survival. Articles 1, 7, 8 and 10-12, and Sections 2.2(d), 2.4, 4.1, 5.2-5.6, and 9.3-9.5 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 9, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

     9.4 Effects of Certain Terminations. If THERAGENEX electively terminates this Agreement pursuant to Section 9.2(c) or ADVENTRX terminates this Agreement pursuant to Section 9.2(a) or (b), then upon such notice of termination:
          (a) Ongoing Trials. If there are any ongoing clinical trials with respect to Licensed Products being conducted by or on behalf of THERAGENEX (or its Affiliates) at the time of notice of termination, THERAGENEX agrees to (i) promptly transition to ADVENTRX or its designee some or all of such clinical trials and the activities related to or supporting such trials, (ii) continue to conduct such clinical trials for a period requested by ADVENTRX up to a maximum of six (6) months after the effective date of such termination or (iii) terminate such clinical trials; in each case as requested by ADVENTRX. In such event, ADVENTRX shall be responsible for the costs of such transition.
          (b) Commercialization. Subject to ADVENTRX’s rights under Section 9.4(f), THERAGENEX shall, and shall cause its Affiliates, immediately to terminate the manufacture (whether directly by THERAGENEX or its Affiliates or through a third party), use, sale and importation of Licensed Products, except that THERAGENEX and its Affiliates shall, for a period requested by ADVENTRX not to exceed twelve (12) months following the effective date of the termination of this Agreement (or such other period as is mutually agreed to by the Parties) (the “Agreement Wind-Down Period”) continue to manufacture, promote, market, take orders for, distribute and sell the Licensed Products for which it has received Marketing Approval in the Territory in accordance with the terms and conditions of this Agreement (including that THERAGENEX shall continue to pay the royalty thereon at the rate and at the time provided for herein); provided that ADVENTRX may terminate the Agreement Wind-Down Period upon ninety (90) days notice to THERAGENEX. For clarification, THERAGENEX’s and its Affiliates’ rights with respect to Licensed Products during the Wind-Down Period (including the License granted under Section 2.1) shall be non-exclusive and ADVENTRX shall have the right to engage one or more other promoter(s), marketer(s), partner(s) or distributor(s) of Licensed Products in all or part of the Territory. Other than as set forth in this Section 9.4(b), THERAGENEX and its Affiliates and Sublicensees shall not manufacture, promote, market, distribute or sell Licensed Products or make any representation regarding their status as a licensee of or distributor for ADVENTRX for any Licensed Product.
          (c) Regulatory Filings. THERAGENEX shall, at ADVENTRX’s expense, promptly assign and transfer to ADVENTRX all Regulatory Filings for Licensed Products that are held or controlled by or under authority of THERAGENEX or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to ADVENTRX. THERAGENEX shall cause each of its Affiliates to transfer any such Regulatory Filings to ADVENTRX. If applicable Law prevents or delays the transfer of ownership of a Regulatory Filing to ADVENTRX, THERAGENEX (for itself and its Affiliates) shall grant, and does hereby grant, to ADVENTRX an exclusive and irrevocable right of access and reference to such Regulatory Filing for Licensed Products, and shall cooperate fully to make the benefits of such Regulatory Filings available to ADVENTRX and/or its designee(s). Within sixty (60) days after notice of such termination, THERAGENEX shall provide to ADVENTRX copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Technology pertaining to any Licensed Product, or the manufacture thereof. ADVENTRX shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licenses under this Section 9.4.
          (d) Technology Licenses. THERAGENEX hereby grants ADVENTRX, effective upon the notice of termination under Section 9.2(c) or the effective date of such termination under Section 9.2(a) or (b), a non-exclusive, worldwide, irrevocable, fully paid-up license in the Territory, with the right to sublicense, under (i) any Patent controlled by THERAGENEX or its Affiliates covering Licensed Products that were developed or commercialized by or under authority of THERAGENEX; provided, however if any such Patent controlled by THERAGENEX is subject to payment obligations to a Third Party, THERAGENEX shall promptly disclose such obligations to ADVENTRX in writing and such Patents shall be deemed to be controlled by THERAGENEX only if ADVENTRX agrees in writing to reimburse all amounts owed to such Third Party as a result of ADVENTRX’s exercise of such license, and (ii) any Technology disclosed to ADVENTRX under this Agreement or developed or utilized by THERAGENEX in connection with the Licensed Products; in each case to develop, make, have made, use, sell, offer for sale and import Licensed Products.
          (e) Trademarks. Effective upon the notice of termination under Section 9.2(c) or the effective date of such termination under Section 9.2(a) or (b), THERAGENEX hereby assigns and shall cause to be assigned to ADVENTRX all rights in and to any trademarks specific to one or more Licensed Products that THERAGENEX used with such Licensed Product(s). It is understood such assignment shall not include the THERAGENEX name or trademark for the THERAGENEX company itself.
          (f) Transition Assistance. THERAGENEX agrees to reasonably cooperate with ADVENTRX and its designee(s) to facilitate a smooth, orderly and prompt transition of the development and commercialization of Licensed Products to ADVENTRX and/or its designee(s) following notice of termination of this Agreement. Without limiting the foregoing, THERAGENEX shall promptly provide ADVENTRX (i) copies of customer lists, customer data and other customer information relating to Licensed Products that THERAGENEX may properly disclose and (ii) manufacturing information (including protocols for the production, packaging, testing and other manufacturing activities) necessary or useful for the manufacture of Licensed Products in THERAGENEX’s control, which in each case ADVENTRX shall, subject to Section 9.4(d), have the right to use and disclose for any purpose during the Agreement Wind-Down Period and thereafter. Upon request by ADVENTRX, THERAGENEX shall transfer to ADVENTRX some or all quantities of Licensed Products in its and its Affiliates control (as requested by ADVENTRX), within thirty (30) days after the end of the Agreement Wind-Down Period; provided, however, that ADVENTRX shall reimburse THERAGENEX for the out-of-pocket costs that THERAGENEX actually incurred to manufacture or otherwise acquire the quantities so provided. If any Licensed Product was manufactured by any Third Party for THERAGENEX, or THERAGENEX had contracts with vendors which contracts are necessary or useful for ADVENTRX and/or its designee to assume the promotion, marketing, distribution and sale/or of the Licensed Products in the Field in the Territory, then THERAGENEX shall, to the extent possible and requested in writing by ADVENTRX, assign such Third Party contracts to ADVENTRX.
     9.5 Return of Materials. Within thirty (30) days after the end of the Agreement Wind-Down Period, THERAGENEX shall destroy all tangible items comprising, bearing or containing any Confidential Information of ADVENTRX (whether such Confidential Information is held by THERAGENEX or its Affiliates), and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to ADVENTRX, as ADVENTRX may direct, and at ADVENTRX’s expense; provided that THERAGENEX may retain one (1) copy of ADVENTRX’s Confidential Information solely for its legal archives.
Article 10. INDEMNIFICATION; INSURANCE.
     10.1 Indemnification.
          (a) Indemnification by ADVENTRX. ADVENTRX hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) THERAGENEX and its Affiliates, and its and their agents, representatives, consultants, directors, officers and employees (the “THERAGENEX Indemnitees”) from and against any damages, liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) arising out of a breach of any of ADVENTRX’s representations and warranties under Sections 8.1 or 8.2. ADVENTRX’s obligation to Indemnify the THERAGENEX Indemnitees pursuant to this Section 10.1(a) shall not apply to the extent that any such Losses (A) arise from the gross negligence or intentional misconduct of any THERAGENEX Indemnitee; (B) arise from any breach by THERAGENEX of this Agreement; or (C) are Losses for which THERAGENEX is obligated to Indemnify the ADVENTRX Indemnitees pursuant to Section 10.1(b) below.
          (b) Indemnification by THERAGENEX. THERAGENEX hereby agrees to Indemnify ADVENTRX and its Affiliates, and its and their agents, representatives, consultants, directors, officers and employees (the “ADVENTRX Indemnitees”) from and against any and all Losses resulting from Third-Party Claims arising out of: (i) a breach of any of THERAGENEX’s representations and warranties under Section 8.1; (ii) the development, promotion, marketing, distribution, sale, commercialization or other exploitation of Licensed Products or other exercise of the License granted hereunder by or under authority of THERAGENEX (including, but not limited to, claims by consumers or users of Licensed Products or claims relating to the labeling of Licensed Products including, but not limited to, claims relating to inaccurate, incomplete, false or misleading labeling); or (iii) a breach by a Sublicensee of its sublicense agreement. THERAGENEX’s obligation to Indemnify the ADVENTRX Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the gross negligence or intentional misconduct of any ADVENTRX Indemnitee; (B) arise from any breach by ADVENTRX of this Agreement; or (C) are Losses for which ADVENTRX is obligated to Indemnify the THERAGENEX Indemnitees pursuant to Section 10.1(a) above.

          (c) Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with notice as soon as reasonably possible of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 10.1 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.
     10.2 Insurance. THERAGENEX shall obtain and maintain, prior to the earlier of (a) the Launch of the first Licensed Product or (b) the first administration of the first Licensed Product in humans (whether in a clinical trial or otherwise), and thereafter during the term of this Agreement and for six (6) years thereafter, comprehensive general liability insurance and products liability insurance (including human clinical trials coverage) with reputable and financially secure insurance carriers at levels consistent with industry standards (subject to reasonable deductibles) based upon THERAGENEX’s activities (including the conduct of clinical trials, if applicable) and indemnification obligations hereunder, but in any event, for commercial general, not less than $1,000,000 per occurrence and $3,000,000 in the aggregate and, for products liability/human clinical trials, not less than $10,000,000 per occurrence and $10,000,000 in the aggregate, with ADVENTRX named as an additional insured. Such liability insurance shall be maintained on an occurrence basis to provide such protection after expiration or termination of the policy itself or this Agreement. THERAGENEX shall furnish to ADVENTRX on request certificates issued by the insurance company setting forth the amount of the liability insurance and a provision THERAGENEX hereto shall receive thirty (30) days’ written notice prior to termination or material reduction to the level of coverage.
Article 11. GOVERNING LAW AND ARBITRATION.
     11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California, without reference to its conflicts of laws provisions.
     11.2 General Arbitration. In the event of any controversy, claim or counter-claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good-faith negotiations between the Chief Executive Officers (or their senior level representatives) for a period of thirty (30) days, or such longer period as the Parties may agree, following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be finally settled by binding arbitration in San Diego, California under the then current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either Party. The costs of the arbitration, including administrative and arbitrator’s fees, may be allocated between the Parties by the arbitrator, or if such award is not made, shall be shared equally by the Parties. Each Party shall initially bear their respective expenses of arbitration, including the cost of its own attorneys’ fees and expert witness fees provided that the arbitrator has the right to allocate such expenses between the Parties. Nothing in this Section 11.2 shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 11.2 necessary to protect the interests of such Party.
Article 12. MISCELLANEOUS.
     12.1 Force Majeure. Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default in or breach of this Agreement which is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law, accident(s), labor trouble, or shortage of or inability to obtain material, equipment or transport or any other cause beyond reasonable control of such Party (in no event to include the obligation to pay money due hereunder).
     12.2 Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.
     12.3 Accrued Obligation. Termination of this Agreement for any reason shall not release any Party hereto from any liability which at the time of such termination has already accrued to the other Party or which is attributable to a period prior to such termination, nor shall it preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
     12.4 Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.
     12.5 Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and supercedes all agreements or understandings, verbal or written, made between ADVENTRX and THERAGENEX before the date hereof with respect to the subject matter hereof. None of the terms or this Agreement shall be amended, supplemented or modified except in writing signed by both Parties.
     12.6 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement, in whole or in part, to a party that succeeds to all or substantially all of such Party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 12.6 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     12.7 Independent Contractor. The relationship between ADVENTRX and THERAGENEX is that of independent contractors. ADVENTRX and THERAGENEX are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.
     12.8 Notices. All notices, consents, approvals, or other communications required hereunder given by one Party to the other hereunder shall be in writing and made by registered or certified air mail, facsimile (and promptly confirmed by personal delivery or courier), express overnight courier or delivered personally to the following addresses of the respective Parties:

If to ADVENTRX:	ADVENTRX Pharmaceuticals, Inc.
Attn: Vice President, Business Development
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
Tel: (858) 552-0866
Fax: (858) 552-0876

With copies to:	ADVENTRX Pharmaceuticals, Inc.
Attn: General Counsel
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
Tel: (858) 552-0866
Fax: (858) 552-0876

Wilson Sonsini Goodrich & Rosati, P.C.
Attn: Ian Edvalson, Esq.
650 Page Mill Road
Palo Alto, California 94304
Tel: 650-493-9300
Fax: 650-493-6811

If to THERAGENEX:	Theragenex, LLC.
Suite 400, 4819 Emperor Boulevard
Durham, NC 27703
Attention: Chief Executive Officer
Phone: 919-960-8006
Fax: 919-969-8007

with a copy to:	Hutchison Law Group PLLC
5410 Trinity Road, Suite 400
Raleigh, NC 27607
Attention: J. Robert Tyler, III
Fax: 919-829-9696
Phone: 919-829-4317
Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the fifth Business Day following the date of mailing if sent by registered or certified air mail, and (c) on the second Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the other Party in accordance with this Section 12.8.
     12.9 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
     12.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.
     12.11 Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
     12.12 Headings. Headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits to this Agreement unless otherwise specified.
     IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the Effective Date.

ADVENTRX PHARMACEUTICALS INC.		THERAGENEX, LLC.

By:	/s/ Evan M. Levine	By:	/s/ David M. Preston

Name:	Evan M. Levine	Name:	David M. Preston
Title:	Chief Executive Officer	Title:	Chairman

EXHIBIT A
ADVENTRX PATENT RIGHTS
U.S. 11/003,302 “Antiviral Pharmaceutical Compositions.”

1

EXHIBIT B
FORM OF PRESS RELEASE
[See Exhibit 99.1]